Press Release

May 1, 2023
Otter Tail Corporation Announces First Quarter Earnings, Increases 2023 Earnings Guidance, Board of Directors Declares Quarterly Dividend of $0.4375 per Share
FERGUS FALLS, Minnesota - Otter Tail Corporation (Nasdaq: OTTR) today announced financial results for the quarter ended March 31, 2023.
SUMMARY
Compared to the quarter ended March 31, 2022:
•Consolidated operating revenues decreased 10% to $339 million.
•Consolidated net income decreased 13% to $62 million.
•Diluted earnings per share decreased 13% to $1.49 per share.
CEO OVERVIEW
“We are pleased with our first quarter financial results,” said President and CEO Chuck MacFarlane, “as our employees continue to perform well in a dynamic environment. Our Electric and Manufacturing segments each delivered double digit earnings growth compared to the same period last year. Electric segment earnings increased 21 percent in the first quarter of 2023, driven by a full quarter of a new customer load brought online in the first quarter of 2022 and reduced pension costs. Our Manufacturing segment produced earnings growth of 68 percent in the first quarter of 2023, primarily from increased sales volumes and product pricing. As expected, first quarter earnings from our Plastics segment were lower than our record first quarter earnings last year. Sales volumes were lower between the quarters, driven by ongoing distributor inventory management and the impact of weather conditions in certain parts of our footprint.
“Otter Tail Power filed its supplemental Integrated Resource Plan in March. The requests in the five-year action plan include the addition of onsite liquified natural gas storage at Astoria Station in 2026, the addition of 200 megawatts of solar generation in 2028 and the commencement of activities to prepare for the addition of 200 megawatts of wind generation in 2029. Otter Tail Power also requested the authority to withdraw from its 35 percent ownership interest in Coyote Station should a major, non-routine capital investment be required.
“We have increased our Electric segment five-year capital expenditure plan by approximately $45 million to incorporate the requests from our supplemental Integrated Resource Plan. Our updated five-year plan produces a compounded annual growth rate in rate base of 6.5% from 2022 through 2027. We currently expect the majority of the wind and solar investments outlined in our supplemental resource plan to occur after 2027, therefore such investments are not reflected in our current five-year capital plan.
“We are increasing our 2023 earnings per share guidance to a range of $4.55 to $4.85 from our initial guidance of $3.76 to $4.06 primarily due to an increase in expected earnings from our Plastics and Manufacturing segments.
“Looking forward, our long-term focus remains on executing our strategy to grow our business and achieving operational, commercial and talent excellence to strengthen our position in the markets we serve. We remain confident in our ability to achieve a compounded annual growth rate in earnings per share in the range of 5% to 7% using 2024 as the base year, and we continue to expect an earnings mix of approximately 65% from our Electric segment and 35% from our manufacturing platform beginning in 2024.”
FIRST QUARTER HIGHLIGHTS AND UPDATES
•Otter Tail Power completed the purchase of the Ashtabula III wind farm, located in eastern North Dakota, on January 3, 2023. We have purchased wind-generated electricity from Ashtabula III since 2013 through a power purchase agreement, but owning the facility is part of our least-cost plan to meet our customers’ energy needs. The purchase added 62.4 megawatts of nameplate capacity to our owned generation assets.
QUARTERLY DIVIDEND
On May 1, 2023, the corporation’s Board of Directors declared a quarterly common stock dividend of $0.4375 per share. This dividend is payable June 9, 2023 to shareholders of record on May 15, 2023.
CASH FLOWS AND LIQUIDITY
Our consolidated cash provided by operating activities for the three months ended March 31, 2023 was $55.6 million compared to $45.4 million for the three months ended March 31, 2022. A $9.5 million decrease in net income from the same period last year was offset by a lower level of working capital needs and the absence of a pension plan contribution in 2023, whereas a $20.0 million pension plan contribution was made in February, 2022. Investing activities for the three months ended March 31, 2023 included capital expenditures of $98.1 million, primarily related to capital investments within our Electric segment, including the purchase of Ashtabula III for $50.6 million. Financing activities for the three months ended March 31, 2023 included net proceeds from short-term borrowings of $52.7 million and dividend payments of $18.3 million.

As of March 31, 2023, we had $170.0 million and $99.6 million of available liquidity under our Otter Tail Corporation Credit Agreement and Otter Tail Power Credit Agreement, respectively, along with $104.1 million of available cash and cash equivalents, for total available liquidity of $373.7 million.
SEGMENT PERFORMANCE
Electric Segment

	Three Months Ended March 31,
($ in thousands)	2023	2022	Change	% Change
Operating Revenues	$151,909	$130,416	$21,493	16.5%
Net Income	23,221	19,233	3,988	20.7

Retail MWh Sales	1,635,246	1,515,297	119,949	7.9%
Heating Degree Days	3,732	3,821	(89)	(2.3)
The following table shows heating degree days as a percent of normal.

	Three Months Ended March 31,
	2023	2022
HDDs	108.2%	111.8%
The following table summarizes the estimated effect on diluted earnings per share of the difference in retail kilowatt-hour (kwh) sales under actual weather conditions and expected retail kwh sales under normal weather conditions in 2023 and 2022.

	2023 vs Normal	2023 vs 2022	2022 vs Normal
Effect on Diluted Earnings Per Share	$0.03	$(0.01)	$0.04
Operating Revenues increased $21.5 million primarily due to increased fuel recovery revenues, higher sales volumes, and increased rider revenues. The increase in fuel recovery revenues was the result of higher purchased power costs arising from increased market energy costs and increased purchased power volumes due to an outage at Big Stone Plant in the first quarter of 2023. Sales volumes benefited from demand from commercial and industrial customers, including a new commercial customer load in North Dakota added in February of 2022. Rider revenue increases included recovery of costs related to our Hoot Lake Solar project and the purchase of Ashtabula III. Increases in operating revenues were partially offset by the negative impact of weather in the first quarter of 2023 compared to the first quarter of 2022.
Net Income increased $4.0 million due to the increased operating revenues described above and lower pension costs, partially offset by increased operating and maintenance expenses, including expenses related to an outage at Big Stone Plant and increased interest expense due to increased borrowings and interest rates on our short-term variable rate debt.
Manufacturing Segment

	Three Months Ended March 31,
(in thousands)	2023	2022	$ Change	% Change
Operating Revenues	$106,782	$104,957	$1,825	1.7%
Net Income	6,862	4,084	2,778	68.0
Operating Revenues increased $1.8 million due to increased sales volumes at BTD Manufacturing, our contract metal fabricator, as strong customer and end market demand in the Energy, Agriculture, Power Generation, and Construction markets contributed to a 19% increase in sales volumes. Sales price increases also contributed to the growth in operating revenues. These were implemented in response to labor and non-steel material cost inflation. Increased sales volumes and price increases were largely offset by a 21% decrease in material costs, which are passed through to customers, as steel prices have declined from the same time a year ago. Scrap revenues were lower in the first quarter due to lower scrap metal prices. Operating revenues at T.O. Plastics, our plastics thermoforming manufacturer, also increased compared to last year, primarily due to sales price increases.
Net Income increased $2.8 million due to increased operating revenues, as described above, and improved operating margins driven by increased production, partially offset by increased labor costs and operating expenses.

Plastics Segment

	Three Months Ended March 31,
(in thousands)	2023	2022	$ Change	% Change
Operating Revenues	$80,390	$139,531	$(59,141)	(42.4)%
Net Income	33,686	50,846	(17,160)	(33.7)
Operating Revenues decreased $59.1 million due to a 46% decrease in sales volumes, partially offset by a 7% increase in the price per pound of PVC pipe sold compared to the same period last year. Sales volume decreases were attributable to distributor customer inventory management as distributors continue to closely manage their inventory levels amid changing market conditions, overall economic uncertainty, including uncertainty in the housing market, and the impact of unfavorable weather conditions during the first quarter of 2023. Sales prices declined from the fourth quarter of 2022 but remained elevated compared to pre-2021 levels.
Net Income decreased $17.2 million primarily due to the decreased operating revenues described above, partially offset by increased operating margins.
Corporate Costs

	Three Months Ended March 31,
(in thousands)	2023	2022	$ Change	% Change
Net Loss	$1,288	$2,160	$(872)	(40.4)%
Net Loss at our corporate cost center decreased due to gains on our corporate-owned life insurance policy investments compared to losses in the same period last year, investment income earned on our short-term cash equivalent investments and decreased employee health care costs, partially offset by higher professional service costs.
2023 BUSINESS OUTLOOK
We are increasing our 2023 diluted earnings per share range to $4.55 to $4.85. We expect our earnings mix in 2023, based on our updated guidance, to be approximately 43% from our Electric segment and 57% from our Manufacturing and Plastics segments, net of corporate costs. This anticipated mix deviates from our long-term expected earnings mix of approximately 65%/35% as we expect Plastics segment earnings in 2023 to remain elevated relative to our expectations of ongoing, normalized earnings of this segment.
The segment components of our 2023 diluted earnings per share guidance compared with actual earnings for 2022 are as follows:

	2022 EPS by Segment	2023 EPS Guidance February 13, 2023		2023 EPS Guidance May 1, 2023
		Low	High	Low	High
Electric	$1.91	$2.00	$2.04	$2.00	$2.04
Manufacturing	0.50	0.43	0.47	0.47	0.51
Plastics	4.66	1.57	1.76	2.30	2.49
Corporate	(0.29)	(0.24)	(0.21)	(0.22)	(0.19)
Total	$6.78	$3.76	$4.06	$4.55	$4.85
Return on Equity	25.6%	12.7%	13.6%	14.9%	15.7%
The following items contributed to our revised 2023 earnings guidance:
Electric Segment - We are maintaining our February 13, 2023 guidance, expecting earnings to increase 6% over 2022.
Manufacturing Segment - We are increasing our Manufacturing segment guidance based on the following:
•Increased sales volumes at BTD compared to our original guidance, supported by increased demand in the Energy, Agriculture, Power Generation and Construction end markets.
•Improved product mix and sales pricing largely offset inflationary cost pressures.
•Increased scrap metal revenues at BTD driven by higher scrap metal prices and increased volumes. We expect 2023 scrap metal revenues to be in line with 2022.
•Backlog for the manufacturing companies as of March 31, 2023 was approximately $289 million, compared with $339 million one year ago.
Plastics Segment - We are increasing our Plastics segment guidance based on the following:
•Elevated sales prices leading to stronger margins in the first quarter and expected stronger margins in the second quarter as sales prices remain high.
•We anticipate margin compression to begin the second half of 2023 as industry supply and demand dynamics begin to normalize and are expected to result in reduced product sales prices.

•Lower sales volumes, especially in the first half of 2023, as distributors and contractors continue to manage purchase volumes and consume current inventories given the ongoing dynamics within the industry.
•We currently expect the market conditions being experienced to continue through the second quarter of 2023. We expect to see a decline in profitability in the last half of 2023 as compared to the first half of 2023. We could see further upside to our current year earnings guidance should current market conditions continue into the last half of 2023.
Corporate Costs - We are decreasing our Corporate cost guidance based on the following:
•Increased earnings expected to be earned on higher levels of cash and cash equivalents as compared to our original guidance and gains recognized on corporate investments in the first quarter of 2023.
•Lower healthcare claims.
•These items are partially offset by increased incentive compensation costs driven by anticipated annual financial results.
CAPITAL EXPENDITURES
The following provides a summary of actual capital expenditures for the year ended December 31, 2022, anticipated annual capital expenditures for the current year ending December 31, 2023, and the subsequent four years, along with electric utility average rate base and annual rate base growth:

(in millions)	2022	2023	2024	2025	2026	2027	Total 2023 - 2027
Electric Segment:
Renewables and Natural Gas Generation		$88	$119	$88	$85	$49	$429
Technology and Infrastructure		33	30	6	5	1	75
Distribution Plant Replacements		33	37	38	38	43	189
Transmission (includes replacements)		34	36	46	87	78	281
Other		26	25	30	24	23	128
Total Electric Segment	$148	$214	$247	$208	$239	$194	$1,102
Manufacturing and Plastics Segments	23	48	53	29	25	24	179
Total Capital Expenditures	$171	$262	$300	$237	$264	$218	$1,281

Total Electric Utility Average Rate Base	$1,624	$1,748	$1,851	$1,990	$2,111	$2,230
Annual Rate Base Growth	3.1%	7.6%	5.9%	7.5%	6.1%	5.6%
Our capital expenditure plan for the next five years has been updated to incorporate the proposed capital investments through 2027 that are included in Otter Tail Power's supplemental IRP filed on March 31, 2023. Our plan includes Electric segment investments in wind and solar resources, transmission and distribution assets, and investments in system reliability and technology. Our Electric segment capital plan produces a compounded annual growth rate on average rate base of 6.5% over the next five years and will serve as a key driver in increasing Electric segment earnings over this timeframe. Our capital expenditure plan in our Manufacturing and Plastics segments includes investments to bring additional capacity to our operations, which will provide an opportunity for organic growth within these segments.
CONFERENCE CALL AND WEBCAST
The corporation will host a live webcast on Tuesday, May 2, 2023, at 10:00 a.m. CDT to discuss its financial and operating performance.
The presentation will be posted on our website before the webcast. To access the live webcast, go to www.ottertail.com/presentations and select “Webcast.” Please allow time prior to the call to visit the site and download any software needed to listen in. An archived copy of the webcast will be available on our website shortly after the call.
If you are interested in asking a question during the live webcast, visit and follow the link provided in the press release announcing the upcoming conference call.
FORWARD-LOOKING STATEMENTS
Except for historical information contained here, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “believe,” “could,” “estimate,” “expect,” “future,” “goal,” “intend,” “likely,” “may,” “outlook,” “plan,” “possible,” “potential,” “predict,” “probable,” “projected,” “should,” “target,” “will,” “would” and similar words and expressions are intended to identify forward-looking statements. Such statements are based upon the current beliefs and expectations of management. Forward-looking statements made herein, which include statements regarding 2023 earnings and earnings per share, long-term earnings, earnings per share growth and earnings mix, anticipated levels of energy generation from renewable resources, anticipated reductions in carbon dioxide emissions, future investments and capital expenditures, rate base levels and rate base growth, future raw materials costs, future raw materials availability and supply constraints, future operating revenues and operating results, and expectations regarding regulatory proceedings, as well as other assumptions and statements, involve known and unknown risks and uncertainties that may cause our actual results in current or future periods to differ materially from the forecasted assumptions and expected results. The Company’s risks and uncertainties include, among other things, uncertainty of future investments and capital expenditures, rate base levels and rate base growth, risks associated with energy markets, the availability and pricing of resource materials, inflationary cost pressures, attracting and maintaining a qualified and stable workforce, changing macroeconomic and industry conditions, long-term investment risk, seasonal weather patterns and extreme weather events, counterparty credit risk, future business volumes with key customers, reductions in our credit ratings, our ability to access capital markets on favorable terms, assumptions and costs relating to funding our employee benefit plans, our subsidiaries’ ability to make dividend payments, cyber security threats or data breaches, the impact of government legislation and regulation including foreign trade policy and environmental, health and safety laws and regulations, the impact of climate change including compliance with legislative and regulatory changes to address climate change, expectations regarding regulatory proceedings, and operational and economic risks associated with our electric generating and manufacturing facilities. These and other risks are more fully described in our filings with the Securities and Exchange Commission, including our most recently filed Annual Report on Form 10-K, as updated in subsequently filed Quarterly Reports on Form 10-Q, as applicable. Forward-looking statements speak only as of the date they are made, and we expressly disclaim any obligation to update any forward-looking information.
Category: Earnings
About the Corporation: Otter Tail Corporation, a member of the S&P SmallCap 600 Index, has interests in diversified operations that include an electric utility and manufacturing businesses. Otter Tail Corporation stock trades on the Nasdaq Global Select Market under the symbol OTTR. The latest investor and corporate information is available at www.ottertail.com. Corporate offices are in Fergus Falls, Minnesota, and Fargo, North Dakota.
Media Contact:    Stephanie Hoff, Director of Corporate Communications, (218) 739-8535
Investor Contact:    Tyler Nelson, Vice President of Accounting, (701) 451-3576
# # #

OTTER TAIL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME (unaudited)

	Three Months Ended March 31,
(in thousands, except per-share amounts)	2023	2022
Operating Revenues
Electric	$151,909	$130,416
Product Sales	187,172	244,488
Total Operating Revenues	339,081	374,904
Operating Expenses
Electric Production Fuel	11,492	14,853
Electric Purchased Power	41,825	20,529
Electric Operating and Maintenance Expense	45,549	44,278
Cost of Products Sold (excluding depreciation)	112,369	151,759
Other Nonelectric Expenses	18,699	17,206
Depreciation and Amortization	23,856	23,548
Electric Property Taxes	4,621	4,432
Total Operating Expenses	258,411	276,605
Operating Income	80,670	98,299
Other Income and (Expense)
Interest Expense	(9,415)	(8,948)
Nonservice Components of Postretirement Benefits	2,412	22
Other Income (Expense), net	2,118	260
Income Before Income Taxes	75,785	89,633
Income Tax Expense	13,304	17,630
Net Income	$62,481	$72,003

Weighted-Average Common Shares Outstanding:
Basic	41,632	41,548
Diluted	41,977	41,871
Earnings Per Share:
Basic	$1.50	$1.73
Diluted	$1.49	$1.72

OTTER TAIL CORPORATION
CONSOLIDATED BALANCE SHEETS (unaudited)

	March 31,	December 31,
(in thousands)	2023	2022
Assets
Current Assets
Cash and Cash Equivalents	$104,080	$118,996
Receivables, net of allowance for credit losses	175,442	144,393
Inventories	144,767	145,952
Regulatory Assets	16,566	24,999
Other Current Assets	13,510	18,412
Total Current Assets	454,365	452,752
Noncurrent Assets
Investments	58,058	54,845
Property, Plant and Equipment, net of accumulated depreciation	2,289,491	2,212,717
Regulatory Assets	97,179	94,655
Intangible Assets, net of accumulated amortization	7,668	7,943
Goodwill	37,572	37,572
Other Noncurrent Assets	43,077	41,177
Total Noncurrent Assets	2,533,045	2,448,909
Total Assets	$2,987,410	$2,901,661

Liabilities and Shareholders' Equity
Current Liabilities
Short-Term Debt	$60,854	$8,204
Accounts Payable	93,543	104,400
Accrued Salaries and Wages	20,149	32,327
Accrued Taxes	23,415	19,340
Regulatory Liabilities	20,526	17,300
Other Current Liabilities	43,977	56,065
Total Current Liabilities	262,464	237,636
Noncurrent Liabilities and Deferred Credits
Pensions Benefit Liability	33,185	33,210
Other Postretirement Benefits Liability	47,469	46,977
Regulatory Liabilities	245,071	244,497
Deferred Income Taxes	230,393	221,302
Deferred Tax Credits	15,730	15,916
Other Noncurrent Liabilities	65,439	60,985
Total Noncurrent Liabilities and Deferred Credits	637,287	622,887
Commitments and Contingencies
Capitalization
Long-Term Debt	823,882	823,821
Shareholders’ Equity
Common Shares	208,423	208,156
Additional Paid-In Capital	424,948	423,034
Retained Earnings	629,437	585,212
Accumulated Other Comprehensive Income	969	915
Total Shareholders' Equity	1,263,777	1,217,317
Total Capitalization	2,087,659	2,041,138
Total Liabilities and Shareholders' Equity	$2,987,410	$2,901,661

OTTER TAIL CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

	March 31,
(in thousands)	2023	2022
Operating Activities
Net Income	$62,481	$72,003
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation and Amortization	23,856	23,548
Deferred Tax Credits	(186)	(186)
Deferred Income Taxes	8,028	14,342
Discretionary Contribution to Pension Plan	—	(20,000)
Allowance for Equity Funds Used During Construction	(174)	(260)
Stock Compensation Expense	5,269	4,904
Other, net	(1,562)	866
Change in Operating Assets and Liabilities:
Receivables	(31,049)	(43,943)
Inventories	1,460	3,403
Regulatory Assets	7,147	4,468
Other Assets	5,278	3,729
Accounts Payable	(7,387)	(12,533)
Accrued and Other Liabilities	(19,617)	(7,859)
Regulatory Liabilities	4,420	2,812
Pension and Other Postretirement Benefits	(2,411)	122
Net Cash Provided by Operating Activities	55,553	45,416
Investing Activities
Capital Expenditures	(98,101)	(28,710)
Proceeds from Disposal of Noncurrent Assets	1,030	878
Purchases of Investments and Other Assets	(3,308)	(3,617)
Net Cash Used in Investing Activities	(100,379)	(31,449)
Financing Activities
Net Borrowings on Short-Term Debt	52,650	6,608
Dividends Paid	(18,256)	(17,181)
Payments for Shares Withheld for Employee Tax Obligations	(3,088)	(2,942)
Other, net	(1,396)	(618)
Net Cash Provided by (Used in) Financing Activities	29,910	(14,133)
Net Change in Cash and Cash Equivalents	(14,916)	(166)
Cash and Cash Equivalents at Beginning of Period	118,996	1,537
Cash and Cash Equivalents at End of Period	$104,080	$1,371

OTTER TAIL CORPORATION
SEGMENT RESULTS (unaudited)

	Three Months Ended March 31,
(in thousands)	2023	2022
Operating Revenues
Electric	$151,909	$130,416
Manufacturing	106,782	104,957
Plastics	80,390	139,531
Total Operating Revenues	$339,081	$374,904

Operating Income (Loss)
Electric	$30,096	$27,942
Manufacturing	9,509	5,935
Plastics	45,683	68,862
Corporate	(4,618)	(4,440)
Total Operating Income	$80,670	$98,299

Net Income (Loss)
Electric	$23,221	$19,233
Manufacturing	6,862	4,084
Plastics	33,686	50,846
Corporate	(1,288)	(2,160)
Total Net Income	$62,481	$72,003